Exhibit 10.1

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$1,499,360.00	04-28-2020	04-28-2022		01		***

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	ONE STOP SYSTEMS, INC.	Lender:	Cache Valley Bank
	2235 ENTERPRISE ST STE 110		Payroll Protection Program - Cache Valley Bank
	ESCONDIDO, CA 92029		101 North Main
Logan, UT 84321
(435) 753-3020

PRINCIPAL AMOUNT: $1,499,360.00	DATE OF THE NOTE: April 28, 2020

PROMISE TO PAY. ONE STOP SYSTEMS, INC.(“Borrower”) promises to pay to Cache Valley Bank (“Lender”), or order, in lawful money of the United States of America, the principal amount of $1,499,360.00 plus interest thereon at the fixed rate of One Percent (1%) per annum from Date of Note until paid.

Initial Deferment Period: No payments are due on this loan for 6 months from the date of first disbursement of this loan. Interest will continue to accrue during the deferment period.

Loan Forgiveness: Borrower may apply to Lender for forgiveness of the amount due on this loan in an amount equal to the sum of the following costs incurred by Borrower during the 8-week period beginning on the date of first disbursement of this loan:

a.	Payroll costs

b.	Any payment of interest on a covered mortgage obligation (which shall not include any prepayment of or payment of principal on a covered mortgage obligation)

c.	Any payment on a covered rent obligation

d.	Any covered utility payment

The amount of loan forgiveness shall be calculated (and may be reduced) in accordance with the requirements of the Paycheck Protection Program, including the provisions of Section 1106 of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (P.L. 116-136). Not more than 25% of the amount forgiven can be attributable to non-payroll costs.

Maturity: This Note will mature two years from date of first disbursement of this loan.

Repayment Terms: The interest rate on this Note is one percent per year. The interest rate is fixed and will not be changed during the life of the loan. Lender will apply each installment payment first to pay interest accrued to the day Lender received the payment, then to bring principal current, and will apply any remaining balance to reduce principal. After the amount of Loan Forgiveness, if any, is determined and applied, the remaining balance shall be payable in amortized monthly installments based on the Note Maturity, subject to an extension for any remaining deferment based upon the Initial Deferment Period.

Loan Prepayment: Notwithstanding any provision in this Note to the contrary: Borrower may prepay this Note at any time without penalty. Borrower may prepay 20 percent or less of the unpaid principal balance at any time without notice. If Borrower prepays more than 20 percent and the Loan has been sold on the secondary market, Borrower must: a. Give Lender written notice; b. Pay all accrued interest; and c. If the prepayment is received less than 21 days from the date Lender received the notice, pay an amount equal to 21 days interest from the date lender received the notice, less any interest accrued during the 21 days and paid under b. of this paragraph. If Borrower does not prepay within 30 days from the date Lender received the notice, Borrower must give Lender a new notice.

Non-Recourse. Lender and SBA shall have no recourse against any individual shareholder, member or partner of Borrower for non-payment of the loan, except to the extent that such shareholder, member or partner uses the loan proceeds for an unauthorized purpose.

Default. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower including, but not limited to the established terms and conditions for PPP Loans. Borrower’s payment of unauthorized expenses or use of proceeds contrary to PPP Rules is an event of default.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Lender’s Rights. Upon default and notice to the SBA, Borrower, and any Appointed Servicer, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

Attorney’s Fees - Expenses. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including without limitation all reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

Governing Law. When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law. This Note has been accepted by Lender in the State of Utah.

Notification. Borrower may notify Lender if Lender reports any inaccurate information about Borrower’s account(s) to a consumer reporting agency. Borrower’s written notice describing the specific inaccuracy should be sent to Lender at the following address: Cache Valley Bank Main Office 101 North Main Logan, UT 84321.

General Provisions. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo

PROMISSORY NOTE
Loan No:	(Continued)	Page 2

enforcing any of its rights or remedies under this Note without losing them. Borrower waives presentment, demand for payment, and notice of dishonor.

PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE. BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS NOTE.

BORROWER:

ONE STOP SYSTEMS, INC.

Signed: May 04, 2020 4:07 PM UTC

By:	/s/ JOHN WELLS JR MORRISON
JOHN WELLS JR MORRISON, CFO of ONE STOP SYSTEMS, INC.

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